Exhibit 17



                                                Conformed Execution Copy

                              INVESTOR AGREEMENT dated as of February 9, 1998,
                        among KINROSS GOLD CORPORATION, a corporation organized under the laws of Ontario (the "Company"), and CYPRUS AMAX MINERALS COMPANY, a Delaware corporation (the "Significant Shareholder").


            This Agreement is entered into pursuant to the Agreement and Plan of Merger, dated as of February 9, 1998 (the "Merger Agreement"), among the Company, Kinross Merger Corporation, a Delaware corporation ("Merger Sub") and a direct wholly owned subsidiary of the Company, and Amax Gold Inc., a Delaware corporation ("Amax"). In connection with the Merger (as defined in the Merger Agreement), subject to certain exceptions, each share of Common Stock, par value $0.01 per share ("Amax Common Stock"), of Amax will be converted into the right to receive Common Shares, without nominal or par value, of the Company ("Common Shares") in the amount set forth in the Merger Agreement. This Agreement shall become effective at the Effective Time.

            The Significant Shareholder is executing this Agreement as an inducement to the Company and Merger Sub to execute and deliver the Merger Agreement.

            Accordingly, in consideration of the execution and delivery by the Company and Merger Sub of the Merger Agreement and the mutual covenants, conditions and agreements contained therein and herein, the parties hereto agree as follows:


                                    ARTICLE I

                                   Definitions

            SECTION 1.01. Definitions. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Merger Agreement. For purposes of this Agreement, the following terms shall have the following meanings:


            "Advice" has the meaning set forth in Section 6.04 hereof.

            "Affiliate" and "Associate", when used with reference to any person, shall have the respective meanings

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                                                                               2


ascribed to such terms in the Securities Act (Ontario), as in effect on the date of this Agreement.


            A person shall be deemed the "beneficial owner" of, and shall be deemed to "beneficially own", and shall be deemed to have "beneficial ownership" of:

            (i) any securities that such person or any of such person's Affiliates or Associates is deemed to "beneficially own" within the meaning of Rule 13d-3 under the Exchange Act, as in effect on the date of this Agreement; and

            (ii) any securities (the "underlying securities") that such person or any of such person's Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (written or oral), or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise (it being understood that such person shall also be deemed to be the beneficial owner of the securities convertible into or exchangeable for the underlying securities).

            "Board" shall mean the board of directors of the Company.

            "Business Day" means any day that is not a Saturday, a Sunday or a legal holiday on which banking institutions in the State of New York or the Province of Ontario are not required to be open.

            "Canadian Securities Laws" means the Securities Act (Ontario) and the securities laws of any other province or territory of Canada.

            "Commissions" means the SEC, the OSC and the securities regulatory authorities of each of the provinces and territories of Canada.

            "Controlled Subsidiary" of an Investor means any corporation or other entity (i) of which securities or other interests having the power to elect a majority of that corporation's or other entity's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other entity (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by such Investor or a wholly


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                                                                               3

owned subsidiary of such Investor and (ii) the majority of the board of directors or similar governing body of which is comprised of employees or designees of such Investor.

            "Delay Period" has the meaning set forth in Section 6.01(d) hereof.

            "Demand Notice" has the meaning set forth in
Section 6.01(a) hereof.

            "Demand Registration" has the meaning set forth in
Section 6.01(b) hereof.


            "Effective Time" has the meaning given such term in the Merger Agreement.

            "Effectiveness Period" has the meaning set forth in
Section 6.01(d) hereof.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

            "Hold Back Period" has the meaning set forth in
Section 6.03 hereof.

            "Interruption Period" has the meaning set forth in
Section 6.04 hereof.

            "Investor" shall means the Significant Shareholder and any Controlled Subsidiary of the Significant Shareholder that agrees to be bound by this Agreement, any other person that pursuant to the terms hereof is required to or otherwise becomes a party hereto as an Investor or that becomes entitled to the benefits of Article VI hereof and each successor or permitted assign of an Investor. For purposes of Article VI hereof, any reference to the Investors shall mean the Investors collectively and not individually.

            "Investor Directors" means Investor Nominees who are elected or appointed to serve as members of the Board in accordance with this Agreement.

            "Investor Nominees" means such individuals as are so designated by the Investors to serve as members of the Board pursuant to Section 3.02 hereof.

            "OSC" means the Ontario Securities Commission.
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                                                                               4

            "person" has the meaning given such term in the Merger
Agreement.

            "Piggyback Registration" has the meaning set forth in
Section 6.02 hereof.

            "Prospectus" means the prospectus included in any Registration Statement (including a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Shares covered by such Registration Statement and all other amendments and supplements to such prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus, and all preliminary or final prospectuses filed under Canadian Securities Laws.

            "Registrable Shares" means Common Shares (or any securities of the Company or any other person issued or issuable with respect to any such securities (including on exercise of Warrants) by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, amalgamation, consolidation or other reorganization, reclassification or otherwise) unless (i) they have been effectively registered under Section 5 of the Securities Act and disposed of pursuant to an effective Registration Statement or Prospectus or (ii) such securities may be freely transferred without restriction under the Securities Laws. For purposes of Demand Registrations only, "Registrable Shares" shall include any securities of an Investor, the value of which relates to or is based upon the Registrable Shares or securities which are exchangeable for or convertible into the Registrable Shares (collectively, "Linked Shares"), to the extent such securities require registration by the Company in addition to registration by the issuer thereof.

            "Registration" means registration or qualification, as applicable, under the Securities Act and Canadian Securities Laws of an offering of Registrable Shares pursuant to a Demand Registration or a Piggyback Registration.

            "Registration Statement" means any registration statement under the Securities Act of the Company that covers any of the Registrable Shares pursuant to the provisions of this Agreement, including the related Prospectus, all amendments and supplements to such
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                                                                               5

registration statement and prospectus, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference in such registration statement and prospectus.

            "SEC" means the U.S. Securities and Exchange Commission.

            "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

            "Securities Laws" means, collectively, the Securities Act and the Canadian Securities Laws.

            "Shelf Registration" has the meaning set forth in
Section 6.01(b) hereof.

            "Standstill Period" means the five-year period commencing at the Effective Time.

            "underwritten registration or underwritten offering" means a registration under the Securities Laws in which securities of the Company are sold to an underwriter for reoffering to the public.

            "Voting Power" means the total number of votes that may be cast in the election of directors of the Company (excluding any votes of a series of preferred stock that is entitled to elect directors of the Company due to default in the payment of dividends unless the Investors or any of their Affiliates beneficially own any shares of such series and is so entitled to vote) if all Voting Securities outstanding were present and voted in accordance with their terms at a meeting held for such purpose. For purposes of determining the percentage of Voting Power beneficially owned by any person, any securities not outstanding which are subject to conversion rights, exchange rights, rights, warrants (including the Warrants), options or similar securities held by such person shall be deemed to be outstanding for the purpose of computing the percentage of Voting Power beneficially owned by such person, but shall not be deemed to be outstanding for the purpose of computing the percentage of Voting Power beneficially owned by any other person.

            "Voting Securities" means Common Shares and any other securities of the Company entitled to vote generally in the election of directors of the Company or any
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                                                                               6

securities convertible into or exchangeable for any such securities.

            "Warrants" means the warrants to purchase Common Shares issued pursuant to the Stockholder Agreement dated the date hereof, between the Company and the Significant Shareholder.


                                   ARTICLE II

                         Representations and Warranties

            SECTION 2.01.  Representations and Warranties of the
Significant Shareholder. The Significant Shareholder represents and warrants to the Company as follows:

                  (a) The Significant Shareholder is a corporation duly
            organized, validly existing and in good standing under the laws of Delaware and is in good standing as a foreign corporation in each jurisdiction where it is required to qualify in order to conduct its business as presently conducted, except where the failure to be in good standing or so qualified would not have a Material Adverse Effect on the Significant Shareholder or its subsidiaries (other than Amax and its subsidiaries) taken as whole;

                  (b) The Significant Shareholder has the corporate power and authority to execute, deliver and perform this Agreement without the necessity of obtaining any consent, approval, authorization, or waiver, or giving of any notice or otherwise, except for such consents as have been obtained, are unconditional and are in full force and effect;

                  (c) The execution, delivery and performance of this Agreement has been duly authorized by the board of directors of the
            Significant Shareholder. This Agreement has been duly executed and delivered by the Significant Shareholder and, assuming due execution and delivery thereof by the Company, constitutes the legal, valid, and binding obligation of the Significant Shareholder enforceable against the Significant Shareholder in accordance with its terms except (i) as may be limited by bankruptcy, reorganization, insolvency, and similar laws of general application relating to or affecting the enforcement of creditors'
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                                                                               7

            rights or the relief of debtors and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (the matters set forth in clause (i) and (ii) being called the "Exceptions"); and

                  (d) The execution, delivery, and performance of this Agreement by the Significant Shareholder will not (i) constitute a violation of its Certificate of Incorporation or By-laws, each as amended,
            (ii) result in the breach of or constitute a default under any Contract which would have a Material Adverse Effect, on the Significant Shareholder or its subsidiaries (other than Amax and its subsidiaries) taken as whole, (iii) constitute a material violation of any Law applicable or relating to it or its businesses or (iv) result in the creation of any Lien.


            SECTION 2.02. Representations and Warranties of the Company. The Company represents and warrants to the Significant Shareholder as follows:

                  (a) The Company is a corporation duly organized, validly
            existing and in good standing under the laws of Ontario and is in good standing as a foreign corporation in each jurisdiction where it is required to qualify in order to conduct its business as presently conducted, except where the failure to be in good standing or so qualified would not have a Material Adverse Effect on the Company and its subsidiaries taken as a whole;

                  (b) The Company has the corporate power and authority to
            execute, deliver and perform this Agreement without the necessity of obtaining any consent, approval, authorization, or waiver, or giving of any notice or otherwise (including from the shareholders of the Company), except for such consents as have been obtained, are unconditional and are in full force and effect and which, with respect to notices, have been given;

                  (c) The execution, delivery and performance of this Agreement has been duly authorized by the board of directors of the Company. This Agreement has been duly executed and delivered by the
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                                                                               8
            Company and, assuming due execution and delivery thereof by the Significant Shareholder, constitutes the legal, valid, and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the Exceptions; and

                  (d) The execution, delivery, and performance of this Agreement by the Company will not (i) constitute a violation of its certificate of incorporation or by-laws, each as amended, (ii) result in the breach of or constitute a default under any Contract which would have a Material Adverse Effect on the Company and its subsidiaries taken as a whole, (iii) constitute a material violation of any Law applicable or relating to it or its businesses or (iv) result in the creation of any Lien.


                                   ARTICLE III

                              Corporate Governance

            SECTION 3.01. Board of Directors. As of the Effective Time, the Board shall consist of ten members and be constituted as set forth in Section
1.14 of the Merger Agreement.

            SECTION 3.02. Investor Board Representation. (a) If the Investors beneficially own at least 76,112,455 Common Shares (as adjusted for any stock dividend, stock split, reclassification or similar event) (the "Base Share Number"), the parties hereto shall exercise all authority under applicable law to cause any slate of directors presented to shareholders for election to the Board to consist of such nominees that, if elected, would result in the Board consisting of three Investor Directors and seven additional directors.

            (b) If the Investors beneficially own less than the Base Share Number but at least two-thirds of the Base Share Number, the parties hereto shall exercise all authority under applicable law to cause any slate of directors presented to shareholders for election to the Board to consist of such nominees that, if elected, would result in the Board consisting of two Investor Directors and eight additional directors.

            (c) If the Investors beneficially own less than two-thirds of the Base Share Number but at least one-third
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                                                                               9

of the Base Share Number, the parties hereto shall exercise all authority under applicable law to cause any slate of directors presented to shareholders for election to the Board to consist of such nominees that, if elected, would result in the Board consisting of one Investor Director and nine additional directors.

            (d) The Company shall not amend its articles of incorporation or By-laws in a manner inconsistent with this Section 3.02.

            (e) As long as the Investors beneficially own at least the Base Share Number, one of the Investor Directors shall be entitled to be a member of each committee of the Board of Directors of the Company, subject to applicable stock exchange requirements. As long as the Investors beneficially own at least two-thirds of the Base Share Number, Milton H. Ward shall be Vice Chairman of the Board of Directors of the Company.

            SECTION 3.03. Designation of Slate. Any Investor Nominees that are included in a slate of directors pursuant to Section 3.02 shall be designated by the Investors, subject to the approval of the Nominating Committee of the Board. No Investor Nominee shall be an officer of any gold mining company (other than the Significant Stockholder or any of its Affiliates) or be required to report any matter pursuant to Item 401(f) (other than subsection (1) thereof) of Regulation S-K promulgated under the Securities Act (as in effect on the date hereof). The Company's nominating committee shall nominate each person so designated. The initial Investor Nominees shall be Milton H. Ward, and two additional individuals specified by the Investors. Upon consummation of the Merger, the number of directors constituting the entire Board will be fixed at ten and a sufficient number of the then serving members of the Board will resign in order to permit the appointment to the Board of the initial Investor Nominees to fill the vacancies thereby created. The Board will take all reasonable actions necessary to so appoint the initial Investor Nominees to the Board, effective immediately following the Effective Time and the Board will take all reasonable actions necessary to appoint any replacement Investor Director to the Board as contemplated by Section 3.04.

            SECTION 3.04. Resignations and Replacements. (a) If at any time a member of the Board resigns (pursuant to this Section 3.04 or otherwise) or is removed, a new member shall be designated to replace such member until the next election of directors. If consistent with Section 3.02
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                                                                              10

the replacement director is to be an Investor Director, the Investors shall designate the replacement Investor Director.

            (b) If at any time the percentage of the Voting Power beneficially owned by the Investors decreases to a point at which the number of Investor Nominees entitled to be nominated to the Board in accordance with this Agreement in an election of directors presented to shareholders would decrease, within 10 days thereafter the Investors shall use all reasonable efforts to cause a sufficient number of Investor Directors to resign from the Board so that the number of Investor Directors on the Board after such resignation(s) equals the number of Investor Nominees that the Investors would have been entitled to designate had an election of directors taken place at such time.

            SECTION 3.05. Solicitation and Voting of Shares. The Company shall use reasonable efforts to solicit from the shareholders of the Company eligible to vote for the election of directors proxies in favor of the Board nominees selected in accordance with Section 3.02.


                                   ARTICLE IV

                                   Standstill

            SECTION 4.01. Standstill. During the Standstill Period, none of the Investors shall (and each Investor shall cause its Affiliates and Associates that it controls, and use reasonable efforts to cause its other Affiliates and Associates, not to) (i) acquire, offer to acquire, or agree to acquire, by purchase or otherwise, directly or indirectly, beneficial ownership of any additional Voting Securities, except pursuant to the exercise of any Warrants, a stock split, stock dividend, rights offering, recapitalization, amalgamation, reclassification or similar transaction or as necessary following any dilution of the Voting Power beneficially owned by the Investors caused by a primary issuance of securities by the Company to restore (but not increase) such Voting Power to the level existing immediately prior to such primary issuance or (ii) take any other action that would result in an increase of the Voting Power beneficially owned by the Investors.

            SECTION 4.02. Additional Restrictions. (a) During the Standstill Period, none of the Investors shall (and each Investor shall cause its
Affiliates and Associates that it controls, and use reasonable efforts to cause its other Affiliates and Associates, not to), without
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                                                                              11

the prior written consent of a majority of the members of the Board other than the Investor Directors:

            (i) publicly propose that any Investor or any Affiliate or Associate of any Investor enter into, directly or indirectly, any merger, amalgamation or other business combination involving the Company or propose to purchase, directly or indirectly, a material portion of the assets of the Company or any material subsidiary of the Company, or make any such proposal privately if it would reasonably be expected to require the Company to make a public announcement regarding such proposal;

            (ii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in Regulation 14A promulgated under the Exchange Act or the Business Corporations Act (Ontario)) to vote or consent with respect to any Voting Securities or become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 under the Exchange Act) with respect to the Company;

            (iii) form, join or participate in or encourage the formation of a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) or act "jointly or in concert" (within the meaning of the Securities Act (Ontario) with the holders of any other Voting Securities with respect to any Voting Securities, other than a group consisting solely of Investors;

            (iv) deposit any Voting Securities into a voting trust or subject any such Voting Securities to any arrangement or agreement with respect to the voting thereof other than this Agreement;

            (v) initiate, propose or otherwise solicit shareholders of the Company for the approval of one or more shareholder proposals with respect to the Company as described in Rule 14a-8 under the Exchange Act or
      Section 99 of the Business Corporations Act (Ontario), or induce or attempt to induce any other person to initiate any shareholder proposal with respect to the Company;

            (vi) except in accordance with Article III hereof, seek election to or seek to place a representative on the Board or seek the removal of any member of the Board, except, with respect to removal, for voting as a holder of Voting Securities in accordance with the


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                                                                              12

      terms of such Voting Securities, and except that if any party that is not an Affiliate or Associate of, or acting in concert with or at the instigation of, an Investor proposes a slate of directors none of whom are Affiliates or Associates of an Investor, the Investors may vote for such slate (including by delivering a revocable proxy for such vote) so long as the Investors do not have any other understanding or arrangement with such party or any of such party's nominees relating to the Company and the Investors have complied and continue to comply with their other obligations under this Section 4.02;

            (vii) call or seek to have called any meeting of the shareholders of the Company;

            (viii)(A) solicit, seek to effect, negotiate with or provide nonpublic information to any other person with respect to, (B) make any proposal, whether written or oral, to the Board or any director or officer of the Company with respect to, or (C) otherwise make any public announcement or proposal whatsoever with respect to any form of business combination transaction (with any person) involving a change of control of the Company or the acquisition of a substantial portion of the equity securities or assets of the Company or any material subsidiary of the Company, including a merger, amalgamation, consolidation, tender offer, exchange offer or liquidation of the Company's assets, or any restructuring, recapitalization or similar transaction with respect to the Company or any material subsidiary of the Company (a "Covered Transaction"); provided, however, that the foregoing shall not (x) apply to any discussion between or among the Investors or any of their respective officers, employees, agents or representatives, (y) except with respect to providing non-public information (which the Investor shall not provide without the consent of the Company, such consent not to be unreasonably withheld or delayed), apply to transfers or potential transfers made in accordance with this Agreement of Voting Securities beneficially owned by an Investor or (z) in the case of clause (B) above, be interpreted to limit the ability of the Investors or any designee of the Investors on the Board to make any such proposal or to discuss any such proposal with any officer or director of or advisor to the Company or advisor to the Board unless, in either case, such proposal or discussion in and of itself would reasonably be expected to require the Company to make a public announcement regarding such discussion, statement or proposal;
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            (ix) otherwise act, alone or in concert with others, to seek to control or influence the management or policies of the Company (except for (A) voting as a holder of Voting Securities in accordance with the terms of such Voting Securities and (B) nominating and replacing directors pursuant to Section 3.02 and 3.04 hereof);

            (x) publicly disclose any request for amendment or waiver of this Agreement or intention, plan or arrangement inconsistent with the foregoing, or make any such request or disclosure privately if it would reasonably be expected to require the Company to make a public announcement regarding such intention, plan or arrangement; or

            (xi) advise, assist (including by knowingly providing or arranging financing for that purpose) or knowingly encourage any other person in connection with any of the foregoing.

            (b) Notwithstanding Section 4.02(a) hereof, in the event the Board formally considers a transaction that would result in a person other than the Investors beneficially owning more than 30% of the Voting Power or that otherwise is a Covered Transaction, the Investors may propose and pursue an alternative transaction of the same type so long as proceeding with and consummating such transaction is expressly conditioned upon approval of a majority of the Board (excluding the Investor Directors).

            SECTION 4.03. Additional Covenants. (a) An Investor may transfer Voting Securities to a Controlled Subsidiary of such Investor so long as such transferee becomes a party to this Agreement as an Investor to the same extent as its parent.

            (b) None of the Investors shall permit any other Investor that is a Controlled Subsidiary of such Investor to cease to be a Controlled Subsidiary of such Investor for so long as such other Investor owns any Voting Securities.

            (c) None of the Investors shall permit any of its subsidiaries, other than any such subsidiaries that are (i) Controlled Subsidiaries and (ii) Investors, to hold, directly or indirectly, any shares of Voting Securities.

            (d) Each Investor shall use reasonable efforts to cause each of its officers, employees, agents and representatives not to take any action that would be


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                                                                              14

prohibited under Section 4.02 hereof if taken by such Investor.


                                    ARTICLE V

                              Transfer Restrictions

            SECTION 5.01. Transfer Restrictions. (a) During the six-month period commencing at the Effective Time, none of the Investors may, without the prior written consent of the Company, sell, transfer, pledge, encumber or otherwise dispose of, or agree to sell, transfer, pledge, encumber or otherwise dispose of, any Voting Securities except in connection with a Covered Transaction and, subject to Section 4.03 hereof, to a Controlled Subsidiary.

            (b) Following the six-month anniversary of the Effective Time, the Investors may, without the prior written consent of the Company, sell, transfer, pledge, issue, encumber or otherwise dispose of, or agree to sell, transfer, pledge, issue, encumber or otherwise dispose of ("Transfer"), any Voting Securities, or any rights or options to acquire Voting Securities, except during the Standstill Period no Investor shall Transfer any Voting Securities or any rights or options to acquire Voting Securities to any person other than a Controlled Subsidiary of such Investor in accordance with Section 4.03 hereof (including any pledgee of shares of Voting Securities), that such Investor, or any of its Affiliates or Associates, knows or, after commercially reasonable inquiry should have known (it being agreed that in the absence of contrary actual knowledge such Investor may rely upon a written certificate of such person) beneficially owns or, after giving effect to such Transfer, will beneficially own 15% or more of the Voting Power, unless the transferee not later than the effectiveness of such Transfer becomes a party to this Agreement as an Investor (other than for purposes of Sections 3.01 through 3.05) or the transferee is a broker/dealer or other financial intermediary acquiring such Voting Securities as part of an underwriting or other broad distribution; or unless such Transfer is made pursuant to the terms of any takeover bid, tender or exchange offer for Voting Securities made pursuant to the applicable provisions of the Exchange Act or Canadian Securities Laws or pursuant to any amalgamation of the Company or any arrangement involving the Company (but in the case of any takeover bid or tender or exchange offer, only so long as (A) such Investor and its Affiliates and Associates are at the time in substantial compliance with the provisions of Article IV and (B) such takeover bid, tender or exchange offer,
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amalgamation or arrangement is not materially related to any past noncompliance with such provisions by such Investor or any of its Affiliates or Associates).

            (c) Each Investor covenants to give at least five Business Days' prior notice of its intention to Transfer any Voting Securities or any rights or options to acquire Voting Securities to any person other than a Controlled Subsidiary of such Investor in accordance with Section 4.03 hereof (including any pledgee of shares of Voting Securities), that beneficially own 15% or more of the Voting Power, including Transfers permitted by Section 5.01(b).

            (d) Neither Section 5.01(a) nor 5.01(b) shall be deemed to prevent any pledge of Voting Securities so long as such pledge (i) is made for financing purposes with an institutional lender, (ii) the Investors retain sole voting power with respect to all pledged securities and (iii) any pledgee that would beneficially own greater than 15% of the Voting Power agree in writing prior to foreclosure to be bound effective after such foreclosure by the terms of this Agreement as an Investor if such foreclosure would cause it to obtain beneficial ownership of greater than 15% of the Voting Power except that no pledgee of less than one-half of the Base Share Number shall be required to be so bound.

            SECTION 5.02. Legends. (a) Except as set forth in paragraph (b) below, during the term of this Agreement all certificates representing Voting Securities beneficially owned by the Investors shall bear an appropriate restrictive legend indicating that such Voting Securities are subject to restrictions pursuant to this Agreement.

            (b) Upon any transfer or proposed transfer of beneficial ownership by the Investors of any Voting Securities to any person that is permitted pursuant to this Agreement, the Company shall, upon receipt of timely notice and such certificates, opinions and other documentation as shall be reasonably requested by the Company, cause certificates representing such transferred Voting Securities to be issued not later than the time needed to effect such transfer.

            SECTION 5.03. Effect. Any purported transfer of Voting Securities that is inconsistent with the provisions of this Article IV shall be null and void and of no force or effect.

                                                                              16
                                   ARTICLE VI

                               Registration Rights

            SECTION 6.01. Demand Registration. (a) The Investors shall have the right, subject to compliance with the other terms of this Agreement (including, without limitation, Article IV hereof), by written notice (the "Demand Notice") given to the Company, to request the Company to qualify and register under and in accordance with the provisions of the Securities Laws all or any portion of the Registrable Shares designated by the Investors; provided, however, that the bona fide estimated aggregate market value of Registrable Shares, requested to be registered or qualified pursuant to any Demand Notice shall be at least Canadian $50,000,000 or if less, the aggregate market value of the remaining Registrable Shares and the Investors shall, in the form of written notice, specify the intended method or methods of disposition. Upon receipt of any such Demand Notice, the Company shall promptly notify all other Investors of the receipt of such Demand Notice and allow them the opportunity to include Registrable Shares held by them in the proposed registration or qualification by submitting their own Demand Notice. Unless the Investors otherwise agree, in connection with any Demand Registration in which more than one Investor participates, in the event that such Demand Registration involves an underwritten offering and the managing underwriter or underwriters participating in such offering advise in writing the Investors holding Registrable Shares to be included in such offering that the total number of Registrable Shares to be included in such offering exceeds the amount that can be sold in (or during the time of) such offering without delaying or jeopardizing the success of such offering (including the price per share of the Registrable Shares to be sold), then the amount of Registrable Shares to be offered for the account of such Investors shall be reduced pro rata on the basis of the number of Registrable Shares to be registered by each such Investor. The Investors as a group shall be entitled to a total of five Demand Registrations (provided that no more than one Demand Registration shall be made during each consecutive 12-month period following the Effective Time) pursuant to this Article VI unless any Demand Registration does not become effective or is not maintained for a continuous period of at least 30 days (or such shorter period as shall terminate when all the Registrable Shares covered by such Demand Registration have been sold pursuant thereto), in which case the Investors will be entitled to an additional Demand Registration pursuant hereto during such 12-month period and such Demand Registration shall not be counted as one of the five Demand Registrations.

            (b) As promptly as practicable, but in any event within 30 days of the date on which the Company receives a Demand Notice given by Investors in accordance with Section 6.01(a) hereof, the Company shall file with the SEC, and the Company shall thereafter use its best efforts to effect the qualification and registration under the Securities Laws of the Registrable Securities the Company has been requested to so qualify and register for disposition, in accordance with the intended method or methods of distribution (which may include a shelf registration), of the total number of Registrable Shares specified by the Investors in such Demand Notice (a "Demand Registration").

            (c) The Company shall use commercially reasonable efforts to keep any Registration Statement filed pursuant to this Section 6.01 continuously effective and usable for the resale of the Registrable Shares covered thereby until the later of (i) 30 days from the later of the date on which the SEC declares such Registration Statement effective and the date the OSC issues a receipt for the Prospectus (such 30-day period, the "Exclusivity Period") and
(ii) the date on which all the Registrable Shares covered by such Registration Statement have been sold pursuant to such Registration Statement (such period, the "Effectiveness Period"). The Company shall not make a primary issuance of, or effect, or announce an intention to effect, any public sale or distribution of any Common Shares or similar securities or securities convertible into, or exchangeable or exercisable for, such securities during the 10 days prior to the effective date of such Registration Statement and until the earlier of (a) the abandonment of such offering and (b) 90 days from the commencement of the Exclusivity Period.

            (d) The Company shall be entitled to postpone the filing of any Registration Statement otherwise required to be prepared and filed by the Company pursuant to this Section 6.01, or, after the Exclusivity Period, suspend the use of any effective Registration Statement (other than in respect of previously issued Linked Shares) under this Section 6.01, for a reasonable period of time, but not in excess of 90 days after the date of any Demand Notice (a "Delay Period"), if the Board of Directors of the Company determines that in its reasonable judgment and good faith the registration and distribution of the Registrable Shares covered or to be covered by such Registration Statement would materially interfere with any pending material financing, acquisition or corporate reorganization or other material corporate development involving the Company or any of its subsidiaries or would require premature disclosure thereof which would jeopardize such transaction (it being agreed that the Company shall not effect a Delay Period hereunder in order to proceed with a primary issuance or effect, or announce an intention to effect any public sale or distribution of any Common Shares or similar securities or securities convertible into, or exchangeable or exercisable for, such securities, unless the Company shall have previously given the Investors the notice and opportunity required by Section 6.02 hereof and is currently pursuing such issuance, sale or distribution) and promptly gives the Investors written notice of such determination, containing a general statement of the reasons for such postponement and an approximation of the period of the anticipated delay; provided, however, that (i) the aggregate number of days included in all Delay Periods during any consecutive 12 months shall not exceed the aggregate of (x) 120 days minus (y) the number of days occurring during all Hold Back Periods and Interruption Periods during such consecutive 12 months and (ii) a period of at least 90 days shall elapse between the termination of any Delay Period and the commencement of the immediately succeeding Delay Period. If the Company shall so postpone the filing of a Registration Statement, the Investors holding Registrable Shares to be registered shall have the right to withdraw the request for registration by giving written notice from the Investors within 45 days after receipt of the notice of postponement or, if earlier, the termination of such Delay Period (and, in the event of such withdrawal, such request shall not be counted for purposes of determining the number or timing of requests for registration to which the Investors are entitled pursuant to this Section 6.01). The Company shall not be entitled to initiate a Delay Period unless it shall (A) concurrently prohibit sales by such other security holders under registration statements or prospectus covering securities held by such other security holders and (B) in accordance with the Company's policies from time to time in effect, forbid purchases and sales in the open market by senior executives of the Company.

            (e) The Company shall not qualify or register any securities that are not Registrable Shares held by an Investor pursuant to this Section 6.01 without the prior written consent of the Investors.

            (f) The Investors may, at any time prior to the effective date of any Registration Statement or the filing of a final prospectus relating to such Registration, revoke such request by providing a written notice to the Company revoking such request and, if the Investors comply with the next succeeding sentence of this Section 6.01(e), such request shall not be deemed a Demand Registration or to prevent the Investors from making requests under Section 6.01(g). The Investors shall reimburse the Company for all its out-of-pocket expenses incurred in the preparation, filing and processing of the Registration Statement and any preliminary and final prospectus; provided, however, that, if such revocation was based on the Company's failure to comply in any material respect with its obligations hereunder, such reimbursement shall not be required.

            (g) The Investors shall also be entitled to request one additional Registration in each twelve-month period following the Effective Time at the Investors' expense, which shall not be counted as a Demand Registration. If so requested, the Company shall not be required to so comply but shall cooperate in good faith with the Investors to effect at the time of such request or upon subsequent request such additional Registration on mutually acceptable terms.

            SECTION 6.02. Piggyback Registration. (a) Right To Piggyback. If the Company proposes to qualify and register any Common Shares or similar securities or securities convertible into, or exchangeable or exercisable for, such securities under the Securities Laws with respect to a public offering of securities of the same type as the Registrable Shares pursuant to an underwritten offering solely for cash for its own account (other than a registration statement (i) on Form S-8 or any successor (or foreign private issuer equivalent) forms thereto, or (ii) filed solely in connection with a dividend reinvestment plan or employee benefit plan covering officers or directors of the Company or its Affiliates) or for the account of any holder of securities of the same type as the Registrable Shares (to the extent that the Company has the right to include Registrable Shares in any registration statement to be filed by the Company on behalf of such holder), then the Company shall give written notice of its intention to do so to the Investors at least 15 days before the anticipated filing date. Such notice shall offer the Investors the opportunity to qualify and register such amount of Registrable Shares as they may request (a "Piggyback Registration"). Upon the written request of the Investors delivered to the Company within 15 days of the date of the notice aforesaid (which request shall set forth the number of Registrable Shares to be disposed of and the intended method or methods of distribution thereof), the Company will use its best efforts to register and qualify such disposition. Subject to Section 6.02(b) hereof, the Company shall include in each such Piggyback Registration all such Registrable Shares. The Investors shall be permitted to withdraw all or any portion of the Registrable Shares from a Piggyback Registration at any time prior to the effective date of such Piggyback Registration or the filing of a final prospectus; provided, however, that if such withdrawal occurs after the filing of the Registration Statement and/or preliminary prospectus with respect to such Piggyback Registration, the Investors shall reimburse the Company for the portion of the registration expenses payable with respect to the Registrable Shares so withdrawn.

            (b) Priority on Piggyback Registrations. The Company shall permit the Investors to include all such Registrable Shares on the same terms and conditions as any similar securities, if any, of the Company included therein. Notwithstanding the foregoing, if the managing underwriter or underwriters participating in such offering advise the Investors in writing that the total amount of securities requested to be included in such Piggyback Registration exceeds the amount which can be sold in (or during the time of) such offering without delaying or jeopardizing the success of the offering (including the price per share of the securities to be sold), then the amount of securities to be offered for the account of the Investors shall be reduced (to zero if necessary); provided, however, that prior to any reduction in the amount of Registrable Shares of the Investors to be included in the Piggyback Registration, the amount of securities to be offered for the account of other holders of securities (other than senior executives who shall be cut back on a pro rata basis) shall be reduced to zero.

            (c) Right To Abandon. Nothing in this Section 6.02 shall create any liability on the part of the Company to the Investors if the Company in its sole discretion should decide not to file a registration statement and/or prospectus proposed to be filed pursuant to Section 6.02(a) hereof or to withdraw such registration statement and/or prospectus subsequent to its filing, regardless of any action whatsoever that the Investors may have taken, whether as a result of the issuance by the Company of any notice hereunder or otherwise.

            SECTION 6.03. Holdback Agreement. If during the Effectiveness Period of a Demand Registration but following the Exclusivity Period of such Registration (other than in respect of any previously issued Linked Shares), (i) the Company shall file a registration statement (other than in connection with the registration of securities issuable pursuant to an employee stock option, stock purchase or similar plan or pursuant to a merger, exchange offer or a transaction of the type specified in Rule 145(a) under the Securities Act) with respect to the Common Shares or similar securities or securities convertible into, or exchangeable or exercisable for, such securities and (ii) with reasonable prior notice, the Company (in the case of a non-underwritten public offering by the Company pursuant to such registration statement) advises the Investors in writing that a public sale or distribution of such Registrable Shares would materially adversely affect such offering or the managing underwriter or underwriters (in the case of an underwritten public offering by the Company pursuant to such registration statement) advises the Company in writing (in which case the Company shall notify the Investors) that a public sale or distribution of Registrable Shares would materially adversely impact such offering, then the Investors shall, to the extent not inconsistent with applicable law, refrain from effecting any public sale or distribution of Registrable Shares during the 10 days prior to the effective date of such registration statement and until the earliest of (A) the abandonment of such offering, (B) 90 days from the effective date of such registration statement and
(C) if such offering is an underwritten offering, the termination in whole or in part of any "hold back" period obtained by the underwriter or underwriters in such offering from the Company in connection therewith (each such period, a "Hold Back Period").

            SECTION 6.04. Covenants Relating to Rule 144/145. The Company will prepare and file in a timely manner, such information, documents and reports as are necessary for compliance by the Company, taking into consideration its jurisdiction of incorporation and other relevant characteristics, with the Exchange Act and will, at its expense, forthwith upon the request of the Investors, deliver to the Investors a certificate, signed by the Company's principal financial officer, stating (a) the Company's name, address and telephone number (including area code), (b) the Company's Internal Revenue Service or other tax identification number, (c) the Company's SEC file number,
(d) the number of Common Shares outstanding as shown by the most recent report or statement published by the Company, and (e) whether the company has filed the reports required to be filed under the Exchange Act for a period of at least 90 days prior to the date of such certificate and in addition has filed the most recent annual report required to be filed thereunder. If at any time the Company is not required to file, and is not otherwise filing, reports in compliance with either Section 13 or Section 15(d) of the Exchange Act, the Company at its expense will forthwith, upon the written request of the Investors, make available the information specified in paragraph (c)(2) of Rule 144 of the General Rules and Regulations promulgated under the Securities Act.

            SECTION 6.05. Registration Procedures. In connection with the registration obligations of the Company pursuant to and in accordance with Sections 6.01 and 6.02 hereof (and subject to Sections 6.01 and 6.02 hereof), the Company shall use commercially reasonable efforts to effect such registration under the Securities Laws to permit the sale of such Registrable Shares in accordance with the intended method or methods of disposition thereof, and pursuant thereto the Company shall as expeditiously as possible (but subject to Sections 6.01 and 6.02 hereof):

            (1) prepare and file (in any event within 60 days after requests for qualification and registration have been delivered to the Company) in both English and French languages, as appropriate a preliminary prospectus or similar document in each of the provinces of Canada and a registration statement in the United States and such other related documents as may be necessary or appropriate relating to the proposed distribution and shall, as soon as possible after any comments of the Commissions have been satisfied with respect thereto, prepare and file under the Securities Laws a (final) prospectus in both English and French languages, as appropriate, and receive receipts therefor and cause such registration statement to become effective as soon as possible and shall take all other steps and proceedings that may be necessary in order to qualify the Registrable Shares for distribution under such Securities Laws by the Investor or any underwriter and provide the Investors with a reasonable opportunity to comment thereon;

            (2) prepare and file with the Commissions such amendments and supplements to such preliminary prospectus, (final) prospectus and registration statement as may be necessary to comply with the provisions of the Securities Laws with respect to the distribution of all Registrable Shares and other securities covered thereby until such time as all of such Registrable Shares and other securities have been disposed of in accordance with the intended method or methods of disposition by the Investors and provide the Investors with a reasonable opportunity to comment thereon;

            (3) immediately notify the Investors of the happening of any event as a result of which the preliminary prospectus, the (final) prospectus or any registration statement, as then in effect, would include a misrepresentation (as such term is defined in the Securities Act (Ontario)) or an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make any statement therein not misleading in the light of the circumstances in which it was made, and at the request of the Investors prepare and furnish to the Investors as promptly as practicable a reasonable number of commercial copies of a supplement to or an amendment of the preliminary prospectus, the (final) prospectus and any registration statement as may be necessary so that, as thereafter delivered to the purchasers of such securities, such document shall not include a misrepresentation (as such term is defined in the Securities Act (Ontario)) or an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make any statement therein not misleading in the light of the circumstances in which it was made;

            (4) use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of such Registration Statement, or the lifting of any suspension of the qualification or exemption from qualification of any Registrable Shares for sale in any jurisdiction in the United States or any cease trade order issued in any jurisdiction in Canada;

            (5) furnish to the Investors, counsel for the Investors and each managing underwriter, if any, without charge, such number of copies of the preliminary prospectus, any amended preliminary prospectus, each final Prospectus, as the Investors may reasonably request in order to facilitate the disposition of the Registrable Shares covered by such Registration in conformity with the requirements of the Securities Laws;

            (6) prior to any public offering of Registrable Shares covered by such Registration, use commercially reasonable efforts to register or qualify such

      Registrable Shares for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Investors of such Registrable Shares shall reasonably request in writing; provided, however, that the Company shall in no event be required to qualify generally to do business as a foreign corporation or as a dealer in any jurisdiction where it is not at the time so qualified or to execute or file a general consent to service of process in any such jurisdiction where it has not theretofore done so or to take any action that would subject it to general service of process or taxation in any such jurisdiction where it is not then subject;

            (7) use commercially reasonable efforts to cause all Registrable Shares covered by such Registration to be listed on each securities exchange or automated interdealer quotation system, if any, on which similar securities issued by the Company are then listed or quoted;

            (8) provide the transfer agent of the Company for the Registrable Shares with printed certificates for the Registrable Shares covered by such Registration, which are in a form eligible for deposit with The Depository Trust Company or any similar entities;

            (9) if such offering is an underwritten offering, make available for inspection by representatives of the Investors, any underwriter participating in any offering pursuant to such Registration Statement, and any attorney, accountant or other agent retained by the Investors or such underwriter (collectively, the "Inspectors"), all financial and other records and other information, pertinent corporate documents and properties of any of the Company and its subsidiaries and affiliates (collectively, the "Records"), as shall be reasonably necessary to enable them to exercise their due diligence responsibilities; provided, however, that the Records that the Company determines, in good faith, to be confidential and which it notifies the Inspectors in writing are confidential shall not be disclosed to any Inspector unless such Inspector signs a confidentiality agreement reasonably satisfactory to the Company (which shall permit the disclosure of such Records in such Registration Statement or Prospectus if necessary to avoid or correct a material misstatement in or material omission from such Registration Statement or Prospectus) or either (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such Registration Statement or prospectus or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction; provided further, however, that (A) any decision regarding the disclosure of information pursuant to subclause (i) shall be made only after consultation with counsel for the applicable Inspectors and the Company and (B) with respect to any release of Records pursuant to subclause (ii), the Investors agree that they shall, promptly after learning that disclosure of such Records is sought in a court having jurisdiction, give notice to the Company so that the Company, at the Company's expense, may undertake appropriate action to prevent disclosure of such Records;

            (10) if such offering is an underwritten offering, enter into such agreements (including an underwriting agreement in form, scope and substance as is customary in underwritten secondary distributions) and take all such other appropriate and reasonable actions requested by the Investors of a majority of the Registrable Shares being sold in connection therewith (including those reasonably requested by the managing underwriters) in order to expedite or facilitate the disposition of such Registrable Shares, and in such connection, (i) use commercially reasonable efforts to obtain opinions of counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriters and counsel to the Investors), addressed to the Investors and each of the underwriters as to the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such counsel and underwriters, (ii) use commercially reasonable efforts to obtain "cold comfort" letters and updates thereof from the independent certified public accountants of the Company (and, if necessary, any other independent certified public accountants of any subsidiary of the Company or of any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement), addressed to the Investors (unless such accountants shall be prohibited from so addressing such letters by applicable standards of the accounting profession), any securities regulatory authorities to whom such letters are customarily addressed and each of the underwriters, such letters to be in customary form and covering matters of the type customarily covered in "cold comfort" letters in connection with underwritten offerings, (iii) if requested and if an underwriting agreement is entered into, provide indemnification provisions and procedures substantially to the effect set forth in Section 6.08 hereof with respect to all parties to be indemnified pursuant to said Section. The above shall be done at each closing under such underwriting or similar agreement, or as and to the extent required thereunder;

            (11) otherwise use all reasonable efforts to comply with the Securities Laws and with all applicable rules and regulations of the SEC and the OSC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first full calendar month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of
      Section 11(a) of the Securities Act; and

            (12) in the case of any underwritten offering the Company will participate in customary "roadshow" presentations as reasonably requested by the lead or co-lead managing underwriter(s).

            The Company may require the Investors to furnish such information regarding the Investors and their intended method of disposition of such Registrable Shares as it may from time to time reasonably request in writing. If any such information is not furnished within a reasonable period of time after receipt of such request, the Company may exclude the Investors' Registrable Shares from such Registration.

            The Investors agree that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 6.05(3) hereof, that they shall forthwith discontinue disposition of any Registrable Shares covered by such Registration Statement or the related Prospectus until receipt of the copies of the supplemented or amended Prospectus contemplated by
Section 6.05(3) hereof, or until the Investors are advised in writing (the "Advice") by the Company that the use of the applicable Prospectus may be resumed, and have received copies of any amended or supplemented Prospectus or any additional or supplemental filings which are incorporated, or deemed to be incorporated, by reference in such Prospectus (such period during which disposition is discontinued being an "Interruption Period") and, if requested by the Company, the Investors shall deliver to the Company (at the expense of the Company) all copies then in its possession, other than permanent file copies then in such holder's possession, of the Prospectus covering such Registrable Shares at the time of receipt of such request.

            The Investors further agree not to utilize any material other than the applicable current preliminary prospectus or Prospectus in connection with the offering of such Registrable Shares.

            SECTION 6.06. Registration Expenses. Whether or not any Registration Statement or prospectus is filed or becomes effective, as the case may be, the Company shall pay all costs, fees and expenses incident to the Company's performance of or compliance with this Agreement, including (i) all registration and filing fees, including NASD and provincial regulatory fees, filing fees,
(ii) all fees and expenses of compliance with Securities Laws or Blue Sky laws, including reasonable fees and disbursements of counsel in connection therewith,
(iii) printing expenses (including expenses of printing certificates for Registrable Shares and of printing prospectuses if the printing of prospectuses is requested by the Investors or the managing underwriter, if any), (iv) fees and disbursements of counsel for the Company, (v) fees and disbursements of all independent certified public accountants of the Company (including expenses of any "cold comfort" letters required in connection with this Agreement) and all other persons retained by the Company in connection with such Registration Statement and (vi) all other costs, fees and expenses incident to the Company's performance or compliance with this Agreement. Notwithstanding the foregoing, the fees and expenses of any persons retained by the Investors, including legal counsel, and any discounts, commissions or brokers' fees or fees of similar securities industry professionals and any transfer taxes relating to the disposition of the Registrable Shares by the Investors, will be payable by the Investors and the Company will have no obligation to pay any such amounts.

            SECTION 6.07. Underwriting Requirements. (a) Subject to Section 6.07(b) hereof, the Investors shall have the right, by written notice, to request that any Demand Registration provide for an underwritten offering.

            (b) In the case of any underwritten offering pursuant to a Demand Registration, the Investors shall select the institution or institutions that shall manage or lead such offering, which institution or institutions shall be reasonably satisfactory to the Company. In the case of any underwritten offering pursuant to a Piggyback Registration, the Company shall select the institution or institutions that shall manage or lead such offering. The

Investors shall not be entitled to participate in an underwritten offering unless and until they have entered into an underwriting or other agreement with such institution or institutions for such offering in such form as the Company and such institution or institutions shall determine.

            SECTION 6.08. Indemnification. (a) Indemnification by the Company. The Company shall, without limitation as to time, indemnify and hold harmless, to the full extent permitted by law, the Investors, each other person who participates as an underwriter in an offering of Registrable Shares made pursuant to this Article VI, the officers, directors, partners, members and agents and employees of each of them, each Person who controls the Investors (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, agents and employees of each such controlling person, to the fullest extent lawful, from and against any and all losses, claims, damages, liabilities, judgment, costs (including, without limitation, costs of preparation and reasonable attorneys' fees) and expenses (collectively, "Losses"), as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus utilized in connection with a Registration hereunder or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are based upon information furnished in writing to the Company by or on behalf of any Investor or its Affiliates expressly for use therein; provided, however, that the Company shall not be liable to such Investor to the extent that any such Losses arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary prospectus if (i) having previously been furnished by or on behalf of the Company with copies of the Prospectus, such Investor failed to send or deliver a copy of the Prospectus with or prior to the delivery of written confirmation of the sale of Registrable Shares by such Investor to the person asserting the claim from which such Losses arise and (ii) the Prospectus would have corrected in all material respects such untrue statement or alleged untrue statement or such omission or alleged omission; and provided further, however, that the Company shall not be liable in any such case to the extent that any such Losses arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission in the Prospectus, if (x) such untrue statement or alleged untrue statement, omission or alleged omission is corrected in all material respects in an amendment or supplement to the Prospectus and (y) having previously been furnished by or on behalf of the Company with copies of the Prospectus as so amended or supplemented, such Investor thereafter fail to deliver such Prospectus as so amended or supplemented, prior to or concurrently with the sale of Registrable Shares.

            (b) Indemnification by the Investors. In connection with any Registration Statement in which any Investor is participating, such Investor shall furnish to the Company in writing such information as the Company reasonably requests for use in connection with such Registration Statement or the related Prospectus and agree jointly and severally to indemnify, to the full extent permitted by law, the Company, each other person who participates as an underwriter in an offering of Registrable Shares made pursuant to this Article VI, its directors, partners, members, officers, agents or employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) and the directors, partners, members, officers, agents or employees of such controlling Persons, from and against all Losses arising out of or based upon any untrue or alleged untrue statement of a material fact contained in such Registration Statement or the related Prospectus or any amendment or supplement thereto, or any preliminary prospectus, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, but only to the extent, that such untrue or alleged untrue statement or omission or alleged omission is based upon any information so furnished in writing by or on behalf of such Investor or its affiliates to the Company expressly for use in such Registration Statement or Prospectus.

            (c) Conduct of Indemnification Proceedings. If any Person shall be entitled to indemnity hereunder (an "indemnified party"), such indemnified party shall give prompt notice to the party from which such indemnity is sought (the "indemnifying party") of any claim or of the commencement of any proceeding with respect to which such indemnified party seeks indemnification or contribution pursuant hereto; provided, however, that the delay or failure to so notify the indemnifying party shall not relieve the indemnifying party from any obligation or liability except to the extent that the indemnifying party has been prejudiced by such delay or failure. The indemnifying party shall have the right, exercisable by giving written notice to an indemnified party promptly after the receipt of written notice from such indemnified party of such claim or proceeding, to assume, at the indemnifying party's expense, the defense of any such claim or proceeding, with counsel reasonably satisfactory to such indemnified party; provided, however, that (i) an indemnified party shall have the right to employ separate counsel in any such claim or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (1) the indemnifying party agrees to pay such fees and expenses; (2) the indemnifying party fails promptly to assume the defense of such claim or proceeding or fails to employ counsel reasonably satisfactory to such indemnified party; or (3) the named parties to any proceeding (including impleaded parties) include both such indemnified party and the indemnifying party, and such indemnified party shall have been advised by counsel that there may be one or more legal defenses available to it that are inconsistent with those available to the indemnifying party or that a conflict of interest is likely to exist among such indemnified party and any other indemnified parties (in which case the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party); and (ii) subject to clause (3) above, the indemnifying party shall not, in connection with any one such claim or proceeding or separate but substantially similar or related claims or proceedings in the same jurisdiction, arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one firm of attorneys (together with appropriate local counsel) at any time for all of the indemnified parties, or for fees and expenses that are not reasonable. Whether or not such defense is assumed by the indemnifying party, such indemnified party shall not be subject to any liability for any settlement made without its consent. The indemnifying party shall not consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release, in form and substance reasonably satisfactory to the indemnified party, from all liability in respect of such claim or litigation for which such indemnified party would be entitled to indemnification hereunder.

            (d) Contribution. If the indemnification provided for in this
Section 6.08 is unavailable to an indemnified party in respect of any Losses (other than in accordance with its terms), then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such indemnifying party, on the one hand, and indemnified party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include any legal or other fees or expenses incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6.08(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

            (e) Other Indemnification. Indemnification similar to that specified in the preceding subdivisions of this Section 6.08 (with appropriate modifications) shall be given by the Company and the Investors with respect to any required registration or other qualification of securities under any Federal, state or provincial law or regulation of governmental authority other than the Securities Laws.

            (f) Indemnification Payments. The indemnification required by this
Section 6.08 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred and reasonably acceptable documentation has been delivered to the indemnifying party.

                                   ARTICLE VII

                                  Miscellaneous

            SECTION 7.01. Termination. (a) The obligations of the Investors and the Company set forth in Articles III, IV and V shall terminate, except with respect to liability for prior breaches thereof, upon the expiration of the Standstill Period.

            (b) The obligations of the Company and the Investors set forth in
Article VI (other than Section 6.08 hereof) shall terminate on the first date on which no Registrable Shares remain outstanding.

            SECTION 7.02. Publicity. No public release or announcement concerning the transactions contemplated by Article VI hereof shall be issued by any party without the prior consent of the other parties, except to the extent that such party is advised by counsel that such release or announcement is necessary or advisable under applicable law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall to the extent practicable provide the other party with an opportunity to review and comment on such release or announcement in advance of its issuance.

            SECTION 7.03. Entire Agreement; Assignment. This Agreement (i) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) other than to a Controlled Subsidiary in compliance with Section 4.03 hereof, shall not be assigned by operation of law or otherwise without the prior written consent of the other parties. Any person who agrees pursuant to Section
5.01 hereof to become a party to this Agreement as an Investor shall thereupon become, and have all the rights and obligations of, an Investor hereunder. If the transferring Investor elects, any transferee of at least one-third of the Base Share Number shall have all rights and obligations of an Investor under
Article VI hereof. Any attempted assignment or transfer in violation of this
Section 7.03 shall be void and of no effect. Subject to the foregoing, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective estates, heirs, successors and assigns.

            SECTION 7.04. Amendments; Waivers. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto. The waiver by any party of a breach of any provision of this Agreement shall not operate, or be construed, as a waiver of any subsequent breach thereof.

            SECTION 7.05. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given (i) on the first Business Day following the date received, if delivered personally or by telecopy (with telephonic confirmation of receipt by the addressee), (ii) on the Business Day following timely deposit with an overnight courier service, if sent by overnight courier specifying next day delivery and (iii) on the first Business Day that is at least five days following deposit in the mails, if sent by first class mail, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  If to the Investors, to:

                        Cyprus Amax Minerals Corporation
                        3100 East Mineral Circle
                        Englewood, CO 80112-3299
                        Facsimile: 303-643-5269

                        Attention: General Counsel

                  with a copy (which shall not constitute notice) to:

                        Goodman Phillips & Vineberg
                        250 Yonge Street
                        Suite 2400
                        Toronto, Ontario
                        M5B ZM6
                        Facsimile: 416-373-1234

                        Attention: Jonathan Lampe

                  If to the Company, to:

                        Kinross Gold Corporation
                        40 King Street West
                        57th Floor
                        Toronto, Ontario
                        M5H 3YZ

                        Facsimile: 416-363-6622

                        Attention: John Ivany

                  with a copy (which shall not constitute notice) to:

                        Smith Lyons
                        40 King Street West
                        Suite 6200
                        Toronto, Ontario
                        M5H 3Z7
                        Facsimile:  416-369-7250

                        Attention:  Cameron A. Mingay, Esq.

            SECTION 7.06. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

            SECTION 7.07. Specific Performance. Each party recognizes and acknowledges that a breach by it of Articles III, IV or V would cause the other parties to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore each party agrees that in the event of any such breach any of the other parties shall be entitled to seek the remedy of specific performance of such Articles III, IV or V and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

            SECTION 7.08. Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

            SECTION 7.09.  Descriptive Headings.  The descriptive
headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

            SECTION 7.10. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision, and this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein. The parties shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provision with a valid provision the effects of which come as close as possible to those of such invalid, illegal or unenforceable provision.

            SECTION 7.11. Calculation of Time Periods. Except as otherwise indicated, all periods of time referred to herein shall include all Saturdays, Sundays and holidays; provided, however, that if the date to perform the act or give any notice with respect to this Agreement shall fall on a day other than a Business Day, such act or notice may be timely performed or given if performed or given on the next succeeding Business Day.

            SECTION 7.12. Expenses. Except as otherwise specifically set forth herein, the Company, the Significant Shareholder and the Investors shall each bear their own legal fees and other costs and expenses with respect to the negotiation, execution and delivery of this Agreement and consummation of the transactions contemplated hereby.


            IN WITNESS WHEREOF, the Company and the Investor have caused this Agreement to be duly executed as of the day and year first above written.


                                    KINROSS GOLD CORPORATION

                                      by
                                           /s/ ROBERT M. BUCHAN
                                        Name:  Robert M. Buchan
                                        Title: Chairman and Chief
                                               Executive Officer



                                    CYPRUS AMAX MINERALS COMPANY

                                      by
                                           /s/ PHILIP C. WOLF
                                        Name:  Philip C. Wolf
                                        Title: Senior Vice President